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                                                                EXHIBIT 10.6

                               PURCHASE AGREEMENT


         Agreement (the "Agreement") made as of the 11th day of February, 1997 by and among Booth Creek Ski Holdings, Inc., a Delaware corporation with its principal office at 1000 South Frontage Road, Vail, Colorado (the "Buyer"), and Grand Targhee, Incorporated, a Delaware corporation with its principal office at Alta, Wyoming (the "Company"), Moritz O. Bergmeyer, and Carol Mann Bergmeyer (individually, a "Seller" and collectively, the "Sellers").

                             Preliminary Statement

         A. Each of Carol Mann Bergmeyer ("CMB") and Moritz O. Bergmeyer ("MOB") owns 50% of the issued and outstanding shares of the common stock, $.01 par value per share (the "Company Shares"), of the Company.

         B. The Company operates the Grand Targhee Ski and Summer Resort in Alta, Wyoming (the "Resort") under a special use permit (the "Forest Service permit") issued by the United States Department of Agriculture - Forest Service (the "U.S. Forest Service").

         C. The Company, as lessor, is party to a sublease with CMB, as lessee, (the "Sublease"), which provides CMB the right to use and occupy a portion of the land covered by the Forest Service Permit through May, 2000.
The Company, as lessee, is party to a lease with CMB, as lessor (the "Teewinot Lease"), whereby the Company has leased from CMB the Teewinot Lodge located on the property which is the subject of the Sublease, also through May, 2000. The assets of the Teewinot Lodge are owned by CMB.

         D. CMB and MOB each owns 50% of the issued and outstanding shares of common stock, no par value (the "HMT Shares") of High Mountain Travel, Inc., a Wyoming corporation ("HMT").

         E. This Agreement contemplates a transaction in which (i) the Buyer will purchase from CMB, and MOB and CMB and MOB will sell to the Buyer, all of the outstanding capital stock of the Company, (ii) CMB and MOB will cause HMT to assign substantially all of its assets to the Company, and (iii)
(a) the Buyer will purchase from CMB, and CMB will sell to the Buyer, or (b) immediately following the acquisition of the Company Shares the Buyer will cause the Company to purchase from CMB and CMB will sell to the Company, all of the assets which comprise the Teewinot Lodge.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
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        1.      Purchase and Sale of the Company Shares, the HMT Rights and the
                Teewinot Assets

                 1.01 Basic Transaction. On and subject to the terms and conditions of this Agreement, (a) the Buyer agrees to purchase and accept from the Sellers, and the Sellers agree to sell, transfer, convey, assign and deliver to the Buyer (or, with respect to the Teewinot Assets, to the Company if the Buyer so elects), (i) all of the Company Shares and (ii) all of the assets constituting the Teewinot Lodge including without limitation, the real property (other than the real property interest of the United States Forest Service), fixtures and furnishings (collectively, the "Teewinot Assets"), and
(b) the Sellers will cause HMT to assign to the Company the assets described in Section 8.10 (the "HMT Rights"). The Company Shares, the HMT Rights and the Teewinot Assets are collectively referred to as the "Property".

                 1.02 Purchase Price. The Buyer agrees to pay the following aggregate purchase price for the Property (the "Purchase Price"):

                          (a)     Cash consideration of Three Million Eight
Hundred Seventy-Two Thousand Six Hundred Seventy-Eight Dollars ($3,872,678) of which (A) One Hundred Thousand Dollars ($100,000) has been paid in cash on the date hereof to each of MOB and CMB, and (B) the balance of Three Million Six Hundred Seventy-Two Thousand Six Hundred Seventy-Eight Dollars ($3,672,678) less the Deposit described in Section 15 shall be paid at Closing, by wire transfer or delivery of other immediately available federal funds to an account designated by each Seller and allocated between them as they instruct in writing prior to Closing, and in the absence of such instructions by such wire transfer to Hale and Dorr;

                          (b)     a contingent payment (the "Development
Contingent Payment") on development of additional resort dwelling units, as set forth in the Development Contingent Payment Agreement substantially in the form attached hereto as Exhibit A; and

                          (c)     the provision of a right to each of the
Sellers, and to the children of each of the Sellers, and to certain guests when accompanied by the Sellers, to use the lifts at the Resort, and to have living accommodations at the Resort for two weeks each year on a space-available basis as determined by the Buyer in good faith, all without further charge, as provided in agreements with each of the Sellers to be delivered at the Closing substantially in the form attached to this Agreement as Exhibit B; and

                          (d)     contingent payments ("Skier Contingent
Payments") payable as follows: (i) an aggregate contingent payment to MOB and CMB collectively, of $500,000 if the number of skiers at the Resort in the 1997-1998 ski season equals or exceeds 117,000; (ii) an aggregate contingent payment to MOB and CMB collectively, of $35.71 for each skier at the Resort from 234,000 to 248,000 skiers during the cumulative period encompassing the 1997-1998 and 1998-1999 ski seasons





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(the "Two Season Period");  and (iii) an aggregate contingent payment to MOB and CMB collectively, of $31.25 for each skier at the Resort in excess of 248,000 up to and including 280,000 skiers during the Two Season Period. The calculation for the number of skiers shall be consistent with the Company's historical accounting method, described on Schedule 1.02(d) attached hereto, and payments hereunder shall be made within forty-five (45) days after the close of the relevant ski season. Sellers shall have reasonable access to the books, records and materials used by Buyer and the Company and to their appropriate respective personnel to calculate the amount paid to Sellers under paragraph 1.02(d) of this Agreement. Such access shall be granted to Seller after such payments are made and only for the purpose of confirming amounts payable under this paragraph.

                 1.03     Closing Date Adjustments to Purchase Price.

                          (a) (i) The cash portion of the Purchase Price
payable pursuant to Section 1.02(a) shall be increased by the net amount of $6540. with respect to the Company Owned Basket Assets identified on Exhibit C which the Sellers elect to retain (and which are to be distributed by the Company to the Sellers prior to Closing) and the Seller Owned Basket Assets identified on Exhibit D that are to be conveyed by Sellers to Company prior to Closing (the "Seller Owned Basket Assets") and (ii) the cash portion of the Purchase Price payable pursuant to Section 1.02(a) shall be reduced (A) as described in Section 8.08, (B) by the amount payable to Alexander F. Gillett (or his assignee) in satisfaction of the promissory note of CMB in the principal amount of $50,000, which amount shall be paid at the Closing by the Buyer on behalf of CMB directly to Alexander F. Gillett (or his assignee) and
(C) by the amount (which on the date hereof is $35,000) owing by CMB to the Company in satisfaction of such amount owing. In the event that the Closing occurs after March 31, 1997, Buyer agrees that it shall pay to the Sellers an additional amount, in aggregate, equal to the product of (I) $1,000 and (II) the number of days from and including March 31, 1997 to but not including the Closing Date.

                          (b)     Nelson Engineering, Inc. has performed the
so-called "Phase II, Part 2" environmental review described in Schedule 1.03(b) attached hereto with respect to that certain diesel contaminant plume in proximity to the maintenance shed located at the Resort (the "Diesel Contaminant Plume"). The Company, the Sellers and Nelson Engineering, Inc. have formulated a plan of remediation for the Diesel Contaminant Plume, including an estimation of the cost of implementing such a plan (the "Remediation Plan") which has been submitted to the Wyoming Department of Environmental Quality ("DEQ") by letter from Nelson Engineering, Inc. dated October 7, 1996 and reviewed by DEQ in its letter to Nelson Engineering, Inc. dated October 11, 1996. On the date of the Closing, the Sellers shall deposit in a designated escrow account, with Bank of Jackson Hole, with offices located in Jackson, Wyoming as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement reasonably acceptable to the parties and acceptable to said Escrow Agent, the amount of $32,978, equal to the estimated cost of Remediation Plan (the "Escrowed Funds") and reflecting the actions set forth on Schedule 1.03(b). After the





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date of the Closing, the Sellers shall direct, control and be responsible for the implementation of Remediation Plan. The Company shall submit to the Escrow Agent copies of invoices or other documentation evidencing all costs of remediation of the Diesel Contaminant Plume actually incurred by the Company pursuant to the Remediation Plan (the "Actual Remediation Costs"). Upon receipt of the evidence of the Actual Remediation Costs, the Escrow Agent shall pay to the Company the Escrowed Funds until the Company is reimbursed in full for such Actual Remediation Costs. To the extent the Escrowed Funds exceed the Actual Remediation Costs, the excess funds shall be paid over to the Sellers. To the extent that the Escrowed Funds are insufficient to fully reimburse the Company for the Actual Remediation Costs (the "Deficiency Amount"), the Escrow Agent shall immediately notify the Sellers of the Deficiency Amount. The Sellers shall pay to the Company the Deficiency Amount as soon as reasonably practicable after notification by the Escrow Agent that such Deficiency Amount exists.

                 1.04 Allocation of Purchase Price. The parties agree that of the consideration to be delivered at the Closing, (i) One Million Five Hundred Thousand Dollars ($1,500,000) of the cash consideration shall be allocated to the Teewinot Assets (ii) $6540. shall be attributable to the Seller Owned Basket Assets, (iii) Two Thousand Dollars ($2,000) shall be allocated to the use of lifts and living accommodations by the Sellers, and
(iv) the balance of the consideration to the Company Shares. The Development Contingent Payment and the Skier Contingent Payments shall be allocated to the Company Shares. The parties recognize that the HMT Rights are of negligible value.

                 1.05 Closing. The Closing shall take place at the offices of Holland & Hart, Jackson Wyoming at 10:00 a.m., Mountain Time, on March 27, 1997 or at such other place, time or date (prior or subsequent to March 27, 1997, subject to Section 11.01) as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Property by the Sellers to the Buyer shall be deemed to occur at 9:00 a.m., Mountain Time, on the Closing Date.

                 1.06 Transfer Charges. The Sellers shall be responsible for taxes and similar charges on transfer of the Property, if any, and Buyer shall be responsible for filing fees, if any.

         2.               Representations of the Sellers Regarding the Property

         Each Seller severally represents and warrants to the Buyer as follows:

                          (a)     CMB has good title to the Company Shares and
Teewinot Assets which are to be sold to the Buyer by CMB pursuant hereto, MOB has good title to the Company Shares which are to be sold to Buyer by MOB pursuant hereto, in each case free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever except as set forth on Schedule 2 attached hereto.





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


                          (b)     Each of the Sellers has the full right, power
and authority to enter into this Agreement and to sell, transfer, convey, assign and deliver the Property to the Buyer at the Closing and, upon consummation of the transactions contemplated hereby, the Buyer will acquire from the Sellers good title to the Property, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever except as set forth on Schedule 2.

                          (c)     None of the Sellers is a party to, subject to
or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Seller or the transfer, conveyance and sale of the Property to be sold by such Seller to the Buyer pursuant to the terms hereof.

                          (d)     Except as set forth in Section 13 hereof, no
broker or finder has acted for the Sellers in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

    3.      Representations of the Sellers and the Company Regarding the Company

         Each of the Sellers and the Company, jointly and severally, represent and warrant to the Buyer that:

                 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                 3.02 Capitalization of the Company. The Company's authorized capital stock consists of Six Hundred Thousand (600,000) shares of Common Stock, $.01 par value per share, of which Four Hundred Fifty Thousand (450,000) shares are issued and outstanding on the date hereof all of which are held of record by CMB and MOB. CMB and MOB each owns 225,000 Company Shares. The Company Shares have been and on the Closing Date will be duly and validly issued and are fully paid and non-assessable. There are not, and on the Closing Date there will not





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be, outstanding (i) any options, warrants, conversion rights or other rights to purchase from the Company any shares of capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such capital stock;
or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Company owns no equity interest in any entities.

                 3.03 Capitalization of HMT. HMT's authorized capital stock consists of 50,000 shares of Common Stock, no par value per share, of which 50,000 shares are issued and outstanding on the date hereof all of which are held of record by CMB and MOB. CMB and MOB each owns 25,000 HMT Shares.

                 3.04 Authorization. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company and the Sellers. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which either of the Sellers or the Company is a party constitute the valid and legally binding obligations of the Sellers and the Company, respectively, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Sellers of this Agreement and the agreements provided for herein, and the consummation by the Company and the Sellers of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Company or any of the Sellers; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any contract, lease, license, permit, indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any Seller is a party or by which the Company or any Seller or any of the Company's properties is or may be bound. Schedule 3.04 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company and the Sellers of the transactions contemplated by this Agreement.

                 3.05 Financial Statements. The Sellers have previously delivered to the Buyer the audited balance sheet of the Company as of May 31, 1995 (the "Audited Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in cash flow of the Company for the fiscal year then ended (collectively, the "Audited Financial Statements"). The Sellers have also previously delivered to the Buyer the unaudited balance sheet of the Company as of May 31,





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

1996 and the related statement of income for the fiscal year then ended (the "Fiscal 1996 Financial Statements") as well as the unaudited balance sheet of the Company as of November 30, 1996 (the "Current Balance Sheet") and the related statements of income of the Company for the six-month period then ended (collectively, the "Current Financial Statements") and will provide within 30 days after the date hereof the audited financial statements of the Company as of May 31, 1996 (the "Audited 1996 Statements"). The Audited Financial Statements, the Fiscal 1996 Financial Statements and the Current Financial Statements hereof (collectively, the "Financial Statements") have (except as set forth on Schedule 3.05) been (and in the case of the Audited 1996 Statements will be) prepared in accordance with generally accepted accounting principles applied consistently with past practices and present (and will present) fairly the financial condition and results of operations of the Company as of such dates and for such periods and are (and will be) consistent with the books and records of the Company (provided, however, that the Current Financial Statements are subject to normal year-end adjustments (which will not be material in the aggregate) and that the Fiscal 1996 Financial Statements and the Current Financial Statements do not include footnotes and other presentation items) and, in the case of the Audited Financial Statements, have been (and in the case of the Audited 1996 Statements will be) certified without qualification by Feldhake & Associates, P.C., the Company's independent public accountants, and, in the case of the Fiscal 1996 Financial Statements and the Current Financial Statements, have been certified by the Stockholders. The date of the Audited Balance Sheet is hereinafter referred to as the "Balance Sheet Date."

                 3.06 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Audited Financial Statements or the Current Balance Sheet, (b) set forth on Schedule 3.06 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, or contingent, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company taken as a whole.

                 3.07 Litigation. Except as set forth on Schedule 3.07 attached hereto (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Sellers, threatened before any court or governmental agency, authority, body or arbitrator and, to the knowledge of the Sellers, there is no basis for any such action, suit or proceeding; (b) neither the Company nor any of the Subsidiaries, nor, to the knowledge of the Sellers, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.





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                 3.08     Insurance.  Schedule 3.08 attached hereto sets forth
a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since June 1, 1991. True and correct summary copies of all Insurance Policies have been previously delivered by the Sellers or the Company to the Buyer. The Insurance Policies are in full force and effect and are in amounts of a nature which are adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on Schedule 3.08, the Company has not received any notice or other communication from any issuer of the Insurance Policies since the date of the Current Balance Sheet canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the knowledge of the Sellers, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on
Schedule 3.08, the Company has no outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion.

                 3.09 Tangible Property. Schedule 3.09 attached hereto sets forth (i) a true, correct and complete list of all items of tangible personal property owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of Two Thousand Five Hundred Dollars ($2500); or not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of One Thousand Dollars ($1000) per month or Ten Thousand Dollars ($10,000) per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. Except as disclosed in
Schedule 3.09:

                          (a)     the Company has good title to each item of
Personal Property purported to be owned by it free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

                          (b)     no officer, director, stockholder or employee
of the Company nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 3.09 except as listed thereon and on Schedule D;





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                          (c)     the Personal Property now used and necessary
in the operation of the business is adequate for the operation of the business of the Company in the ordinary course as currently carried on; and

                          (d)     except as set forth in Exhibit D, the Company
owns or otherwise has the right to use all of the Personal Property now used and necessary in the operation of its business or the use of which is necessary for in the performance of any material contract, letter of intent or proposal to which it is a party.

                          (e)     The Company owns no land.  To the extent its
property may be deemed to be real property, except as described in Schedule
3.09 and Schedule 2 it owns such property free and clear of liens and encumbrances.

                 3.10 Intangible Property. Except as otherwise disclosed in Schedule 3.10, to the knowledge of the Sellers, the Company owns or has the right to use all items of intangible property used in connection with the business of, the Company including, but not limited to, trade secrets, know-how, any other confidential information of the Company, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"). Schedule 3.10 attached hereto sets forth a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in Schedule 3.10:

                          (a)     to the knowledge of the Sellers, the Company
has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

                          (b)     neither the Company nor any of the Sellers
has received notice of, nor have the Sellers any knowledge of, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

                          (c)     no officer, director, stockholder or employee
of the Company or any Subsidiary, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property.





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

                 3.11     The Forest Service Permit and Master Development
                   Plan.

                          (a)     The Forest Service Permit delivered to the
Buyer and attached as Exhibit E to this Agreement is a true, correct and complete copy and, except as otherwise indicated on Schedule 3.11:

 (i)     The Forest Service permit is legal, valid, binding, enforceable, and in full force and effect;

                          (ii)    Assuming the requisite U.S. Forest Service
approval of this Agreement and the transactions contemplated hereby, the Forest Service permit will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby;

                          (iii)   all facilities comprising the Resort
(including without limitation the Teewinot Lodge) have been constructed, operated and maintained in all material respects in compliance with the Forest Service Permit and the Master Development Plan; and

                 (b) The Master Development Plan was duly approved by the U.S. Forest Service, is in full force and effect and the Sellers and the Company are in full material compliance with all its terms and conditions. The Master Development Plan delivered to the Buyer prior to Closing represents the full and complete copy and has not been amended or modified in any respect since the date of the Permit of the U.S. Forest Service dated May 22, 1995.

         3.12 Accounts Receivable. All accounts or notes receivable of the Company and except for reserves for doubtful accounts reflected on the Financial Statements and the books and records of the Company, are valid obligations owing to the Company by account debtors subject to no set-offs or counterclaims, and to the knowledge of Sellers are collectible consistent with prior experience.

         3.13    Tax Matters.

                 (a) Except as set forth on Schedule 3.13 attached hereto or in the Financial Statements:

                          (i)     Within the times and in the manner prescribed
by law, the Company has filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them which are required to be filed;

                          (ii)    The Company has paid all taxes, interest,
penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;





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

                          (iii)   To the knowledge of the Sellers, all tax
returns filed by the Company for the taxable years ending May 31, 1991 through May 31, 1996 constitute complete and accurate representations of the respective tax liabilities of the Company for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their properties and assets;

                          (iv)    The Company has not waived or extended any
applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

                          (v)     No examinations of the federal, state, local
or foreign tax returns of the Company is currently in progress nor, to the knowledge of the Sellers, threatened and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

                          (vi)    The Company has not filed a consent pursuant
to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") relating to collapsible corporations nor has such corporation agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code); and

                 (b) Schedule 3.13 attached hereto sets forth for years since May 31, 1989 those taxable years for which the tax returns of the Company have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities.

         3.14    Contracts and Commitments.

                 (a) Schedule 3.14 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                          (i)     all loan agreements, indentures, mortgages
and guaranties to which the Company is a party or by which the Company or any of its property is bound;

                          (ii)    all pledges, conditional sale or title
retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

                          (iii)   all contracts, agreements, commitments,
purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than Ten Thousand Dollars ($10,000) in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

                          (iv)    all collective bargaining agreements,
employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

                 (b)      Except as set forth on Schedule 3.14:

                          (i)     each Contract is a valid and binding
agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                          (ii)    the Company has fulfilled all material
obligations required pursuant to the Contracts to have been performed by the Company prior to the date hereof;

                          (iii)   to the best knowledge of the Sellers, there
is no existing material breach or default by any other party to any Contract;
and

                          (iv)    he Company has not received notice that any
party to any of the Contracts intends to cancel or terminate any of such Contracts.

                 (c) True, correct and complete copies of all written Contracts have previously been delivered by the Company or the Sellers to the Buyer.

         3.15    Compliance with Agreements and Laws.

                 (a) To the knowledge of Sellers, the Company has all material requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets (collectively, the "Permits"). To the knowledge of Sellers, except as set forth on Schedule 3.15, the Company is not in violation of any law, regulation or ordinance relating to environmental, disposal of hazardous substances, land use or similar matters material to the conduct of its business. To the knowledge of the Sellers, except as set forth on Schedule 3.15, the business of the Company does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, or conservation), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. Except as set forth on Schedule 3.15, the Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise since July 1, 1991 of any such violation or noncompliance.

                 (b) For purposes of this Subsection 3.15, "hazardous waste" means "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6921 et. seq., and the regulations adopted pursuant thereto.

         3.16    Employee Relations.

                 (a) The Company is in material compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. Schedule 3.16 attached hereto contains a list of all employment contracts and collective bargaining agreements to which the Company is a party or by which the Company is bound. All such contracts and agreements are in full force and effect and neither the Company nor any party thereto is in default under any such contract or agreement.

                 (b)      Except as set forth on Schedule 3.16 attached hereto:

                         (i)     none of the employees of the Company is
represented by any labor union;

                         (ii)    there is no unfair labor practice complaint
against the Company pending before the National Labor Relations Board or any state or local agency;

                         (iii)   there is no pending labor strike or other
material labor trouble affecting the Company;

                         (iv)    the Company has no continuing obligation for
health, life, medical insurance or other similar fringe benefits to any former employee of the Company.

                 (c) Schedule 3.16 sets forth a true, correct and complete list of the current employees of the Company , including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of Twenty Five Thousand Dollars ($25,000) the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended May 31, 1996.

         3.17    Employee Benefit Plans.

                 (a) Employee Plans. Schedule 3.17 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time since June 1, 1991 by the Company or by any other member (hereinafter, "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the "Employee Plans") and, except as set forth on Schedule 3.17 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

                 (b) Prohibited Transactions. Neither the Company nor any of its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company, the Buyer or any of their respective Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                 (c) Compliance. With respect to all Employee Plans, the Company and its Affiliates are in compliance in all material respects with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its Affiliates have in all material respects performed all obligations required to be performed by them under, and is not in violation in any material respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on Schedule 3.17 attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (iv) neither the Company nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of
Section 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) neither the Company nor any Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to
Section 4042 of ERISA.

                 (d) Multiemployer Plans. Schedule 3.17 lists each and every multiemployer plan to which the Company or its Affiliates contribute, are required to contribute, or have ever been required to contribute. No multiemployer plan listed in Schedule 3.17 is in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" (as defined in Section 4245 of ERISA). Neither the Company nor any Affiliate has withdrawn or is reasonably expected to withdraw from a multiemployer plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of Part I of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. The Company and its Affiliates have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or the Buyer, or their Affiliates, officers, employees or directors with respect to such plan(s).

                 (e) Retiree Benefits. Except as set forth in Schedule 3.17, no Employee Plan provides health or life insurance benefits for retirees and no such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

                 (f) Copies of Employee Plans and Related Documents. The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in
Section 3(35) of ERISA (the "Defined

Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

                 (g) Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

                 (h)      Funding Status, Etc.

                          (i)     Except as set forth on Schedule 3.17, neither
the Company nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of the Company under Section 4001(a)(14) of ERISA would be liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any multiemployer plan listed on Schedule 3.17 occurred before the Closing. Except as set forth on Schedule 3.17, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA. To the extent not heretofore satisfied or accrued on the Current Balance Sheet, the Sellers shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of any minimum funding liability for the plan year in which the Closing Date falls.

                          (ii)    With respect to each Employee Plan which is a
qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by the Company. To the extent not heretofore satisfied or accrued on the Current Balance

Sheet, the Sellers shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of the employer contribution for the plan year in which the Closing Date falls.

                          (iii)   All premiums or other payments required by
the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. To the extent not heretofore satisfied or accrued on the Current Balance Sheet, the Sellers shall be responsible for, and shall cause to be paid without using any of the Company's assets, any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

                 (i)      Claims and Litigation.  Except as set forth on
Schedule 3.17, there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

                 (j) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or affiliate.

                 (k) Continuation, Transfer and Termination. At the Buyer's election, the Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans which Buyer elects to continue including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

         3.18    Absence of Certain Changes or Events.

                 (a) Except as set forth on Schedule 2 and Schedule 3.18 attached hereto, since the Balance Sheet Date, the Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

                          (i)     incurred any material obligation or liability
for borrowed money;

                          (ii)    discharged or satisfied any lien or
encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

                          (iii)   mortgaged, pledged or subjected to lien,
charge or other encumbrance any of their respective properties or assets;

                          (iv)    sold or purchased, assigned or transferred
any of its tangible assets or cancelled any debts or claims, except in the ordinary course of business;

                          (v)     made any material amendment to or termination
of any Contract or done any act or omitted to do any act which would cause the breach of or material default under any Contract;

                          (vi)    suffered any losses of personal or real
property, whether insured or uninsured, and whether or not in the control of the Company or the relevant Subsidiary, as the case may be, in excess of Ten Thousand Dollars ($10,000) in the aggregate, or waived any rights of any value;

                          (vii)   authorized any declaration or payment of
dividends by the Company or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to the Sellers with respect to any shares of their capital stock;

                          (viii)  received notice of any litigation, warranty
claim or products liability claims;

                          (ix)    made any material change in the terms, status
or funding condition of any Employee Plan, as defined in Section 3.17 hereof;

                          (x)     engaged any new employee for a salary in
excess of Twenty Five Thousand Dollars ($25,000) per annum except as set forth on Schedule 3.18;

                          (xi)    made, or committed to make, any changes in
the compensation payable to any officer or director of the Company or any bonus payment or similar arrangements made to or with any of such officers or directors nor done any of the following with respect to any employee or agent except in the usual course of business;

                          (xii)   incurred any capital expenditure in excess of
in any instance or Fifty Thousand Dollars ($50,000) in the aggregate; or

                          (xiii)  made any material alteration in the manner of
keeping the books, accounts or records of the Company or any Subsidiary, or in the accounting practices therein reflected; or

                 3.19 Prepayments and Deposits. Schedule 3.19 attached hereto sets forth all prepayments and deposits, which have been received by the Company as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date.

                 3.20 Indebtedness to and from Officers, Directors, Employees and Sellers. Except as set forth on Schedule 3.20 attached hereto, the Company is not indebted, directly or indirectly, to any person who is an officer, director, employee or stockholder of the Company in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, employee, stockholder or affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

                 3.21 Banking Facilities. Schedule 3.21 attached hereto sets forth a true, correct and complete list of:

                          (a)     each bank, savings and loan or similar
financial institution in which the Company has an account or safety deposit box; and

                          (b)     the names of all persons authorized to draw
on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

                 3.22 Powers of Attorney and Suretyships. Except as set forth on Schedule 3.22 attached hereto, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                 3.23     Conflicts of Interest.  Except as set forth on
Schedule 3.23 attached hereto, no officer, director or stockholder of the Company nor, to the best knowledge of the Sellers, any affiliate of any such person has, either directly or indirectly:

                          (a)     an equity or debt interest in any
corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells services or products to the Company, or purchases from the Company any goods or services, or otherwise does business with the Company; or

                          (b)     a beneficial interest in any contract,
commitment or agreement to which the Company is a party or under which it is obligated or bound or to which any of its property may be subject, other than contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company which are set forth on Schedule 3.23 attached hereto.

                 3.24 Disclosure. None of the representations and warranties made by the Sellers in this Agreement contains or on the Closing Date will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading.

         4.      Representations of the Buyer

         The Buyer represents and warrants to each of the Sellers as follows:

                 4.01 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Sellers, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                 4.02 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Schedule
4.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

                 4.03 Investment Representation. The Buyer is acquiring the Company Shares and HMT Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

                 4.04 Disclosure. None of the representations and warranties made by the Buyer in this Agreement contains or on the Closing Date will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading.

         5.      Access to Books and Records; Public Announcements

                 5.01     Access to Books and Records.

                          (a)     The Buyer has concluded its environmental
review and has concluded that it is satisfied as to the state of asbestos, hazardous wastes and any other environmental problems concerning the Company and the Property.

                          (b)     At any time prior to the Closing, the Sellers
and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable notice and during normal business hours to the Company's officers and books and records. The Sellers and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

                 5.02     Confidentiality.

                          (a)     The Company and the Sellers have furnished
and may continue to furnish the Buyer and Booth Creek, Inc. ("BCI") with certain information which is either non-public, confidential or proprietary in nature. All such information furnished to the Buyer or BCI, their directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively "representatives"), by the Company, the Sellers, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or BCI or their representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's or BCI's review of, or interest in, the Company is hereinafter referred to as "Information."

                          (b)     Subject to the requirements of applicable
law, Buyer hereby agrees to use, and to cause BCI to use, the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information. In the event the Closing does not take place, all Information (and copies thereof) in whatever form shall be returned to the Company or shall be destroyed by Buyer and BCI and Buyer shall certify such delivery and/or destruction to the Company.

                 5.03 Public Announcements. The parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company and the Buyer.

         6.      Pre-Closing Covenants of the Sellers and the Company.

         From and after the date hereof and until the Closing Date:

                 6.01 Conduct of Business. Each of HMT and the Company shall carry on its business substantially in the same manner as heretofore except as agreed to in writing by the Buyer. All of the property of the Company and HMT shall be used, operated, and maintained in a normal business manner consistent with past practice.

                 6.02 Absence of Material Changes. Without the prior written consent of the Buyer, except as set forth on Schedule 6.02, the Company shall not:

                          (a)     take any action to amend its charter
documents or bylaws;

                          (b)     issue any stock, bonds or other corporate
securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

                          (c)     incur any obligation or liability (absolute
or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                          (d)     declare or make any payment or distribution
to its stockholders with respect to its stock or purchase or redeem any shares of its capital stock;

                          (e)     mortgage, pledge, or subject to any lien,
charge or any other encumbrance any of its respective assets or properties;

                          (f)     sell, assign, or transfer any of its assets,
except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

                          (g)     cancel any debts or claims, except in the
ordinary course of business;

                          (h)     merge or consolidate with or into any
corporation or other entity;

                          (i)     make, accrue or become liable for any bonus,
profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees,other than increases in the ordinary course of business consistent with past practice;

                          (j)     make any election or give any consent under
the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                          (k)     waive any rights of material value;

                          (l)     modify, amend, alter or terminate any of its
Contracts of a material value or which are material in amount;

                          (m)     enter into any lease, contract, agreement or
understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed Ten Thousand Dollars ($10,000) for each such lease, contract, agreement or understanding;

                          (n)     incur any capital expenditure in excess of
Ten Thousand Dollars ($10,000) in an instance or Fifty Thousand Dollars ($50,000) in the aggregate;

                          (o)     engage any new employee for a salary in
excess of Twenty Five Thousand Dollars ($25,000) per annum;

                          (p)     materially alter the terms, status or
funding condition of any Employee Plan; or

                          (q)     commit or agree to do any of the foregoing in
the future.

                 6.03 Exclusive Dealing. Neither the Sellers nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the Property of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any negotiations regarding any of the foregoing.

                 6.04 Reports, Taxes. The Company will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

                 6.05 Notification. Sellers shall notify Buyer promptly upon occurrence of a material adverse change in the business or finances of the Resort, provided however that failure to comply with the terms of this Section shall not give rise to a claim by the Buyer for monetary damages.

         6A.     Post-Closing Covenants of Buyer.

                 (i) Unless the Buyer has caused the Company to purchase the Teewinot Assets directly from CMB, promptly after the Closing, Buyer will cause the Teewinot Assets to be transferred to the Company;

                 (ii) At such time as the Company shall intend to offer lots for sale, CMB shall have the option to purchase from the Company a lot of her choice among those to be offered to the general public at fair market value prior to any such offering to the general public.

         7.      Best Efforts to Obtain Satisfaction of Conditions

         The Sellers, the Company, and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

         8.      Conditions to Obligations of the Buyer

         The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date (or such other time as may be provided for in this Agreement), of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                 8.01 Continued Truth of Representations and Warranties of the Sellers and the Company; Compliance with Covenants and Obligations. The representations and warranties of the Sellers and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes since the date hereof occurring in the ordinary course of business or changes permitted by the terms hereof or consented to in writing by the Buyer. The Sellers and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date. At the Closing, the Sellers and the Company shall have delivered to the Buyer a certificate signed by each such Seller, as to their compliance with the provisions of this Subsection.

                 8.02 Corporate Proceedings; Termination of Teewinot Leases; Contribution of Assets. All corporate and other proceedings required to be taken on the part of the Company to authorize or carry out this Agreement shall have been taken. The Teewinot Lease and the Sublease shall have been terminated. The Seller Owned Basket Assets shall have been transferred to the Company free and clear of all liens and encumbrances.

                 8.03 Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Sellers and the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

                 8.04 Consent of Other Third Parties. The Sellers and the Company shall have received all requisite consents and approvals of all other third parties whose consent or approval is required in order for the Sellers and the Company to consummate the transactions contemplated by this Agreement.

                 8.05     Adverse Changes or Proceedings.

                          (a)     There shall  have occurred no material
adverse change to the business or finances of the Resort. Neither (i) losses incurred prior to the date hereof, nor (ii) delays in installation or operation of the new so-called Quad Lift, resolved prior to the Closing, shall be taken into account in determining the existence of a material adverse change.

                          (b)     No action or proceeding by or before any
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Property or to own or operate the business of the Company after the Closing.

                 8.06     Opinion of Counsel.  The Buyer shall have received
(a) an opinion of Hale and Dorr, counsel to the Sellers and the Company dated as of the Closing Date, and (b) an opinion of Holland & Hart, special Wyoming counsel to the

Sellers and the Company dated as of the Closing Date in each case reasonably acceptable to the Buyer. Hale and Dorr may rely on Holland and Hart as to certain matters reasonably acceptable to the Buyer.

                 8.07 Consulting Contract. The Buyer and the Company shall have executed a consulting contract with MOB in the form attached hereto as Exhibit F.

                 8.08 Repayment of Indebtedness. On the Closing Date, certain of the indebtedness of the Company to Sellers in the amount of Four Hundred Thirteen Thousand Three Hundred Twenty-Six Dollars ($413,326) shall be satisfied by payment from the Company to the Sellers with a corresponding reduction to the Purchase Price.

                 8.09 Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                          (a)     bill of sale for the Teewinot Assets, and the
stock certificates representing the Company Shares duly endorsed in accordance with Subsection 1.01 of this Agreement;

                          (b)     a certificate of the Secretary of State of
the State of Delaware as to the legal existence and good standing (including tax) of the Company;

                          (c)     certificates of the Secretary of the Company
attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01;

                          (d)     certificate of the Secretary of State of the
State of Wyoming as to the due qualification and good standing (including tax) of the Company in such jurisdiction;

                          (e)     written resignations of all members of the
Company's Board of Directors and Company officers;

                          (f)     the original corporate minute books and
stock transfer records of the Company and all corporate seals; and

                          (g)     The Development Contingent Payment Agreement,
as contemplated by Section 1.02 (b); and

                          (h)     evidence of deposit of escrow funds and
execution of escrow agreement as contemplated by Section 1.03.

                          (i)     a cross receipt executed by the Buyer
and the Sellers.

                 8.10 Evidence of Transfer of Rights. The Buyer shall receive such documents as it may reasonably request showing that substantially all assets and rights of HMT, including any and all contractual rights of HMT to arrange for transport passengers with Louis Centrella (Llama Louis) and All-Trans, have been transferred to the Company free and clear of liens and encumbrances (other than obligations to be performed after the Closing Date pursuant to the terms of such contracts).

         9.      Conditions to Obligations of the Sellers

         The obligations of the Sellers under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Sellers.

                 9.01 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes since the date hereof occurring in the ordinary course of business or changes consented to in writing by the Sellers. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. At the Closing, the Buyer shall have delivered to the Sellers a certificate signed by the President and Chief Financial Officer of Buyer as to its compliance with the provisions of this Subsection.

                 9.02 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                 9.03 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                 9.04 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Sellers to transfer the Property.

                 9.05 Opinion of Counsel. The Sellers shall have received an opinion of Winston & Strawn, counsel to the Buyer, dated as of the Closing Date and reasonably acceptable to the Sellers.

                 9.06 Consulting Contract. The Buyer and the Company shall have executed a consulting contract with MOB in the form attached hereto as Exhibit F.

                 9.07 Repayment of Indebtedness. On the Closing Date, the indebtedness of the Company to Sellers described in Section 8.08 shall be satisfied by wire transfer or delivery of other immediately available federal funds by the Company to an account designated by each Seller and allocated between them as they instruct in writing prior to the Closing, and in the absence of such instructions by such wire transfer to Hale and Dorr.

                 9.08 Release of Guarantees. Each of the Sellers shall be released from the guarantees to Bank of Jackson Hole, referred to on Schedule 9.08, of obligations of the Company, and shall have received from the Buyer an indemnity against all claims against the Sellers or either of them with respect to guarantees of obligations of the Company, except for matters for which the Buyer has a right of indemnification under Section 10.01 without regard to the limitations set forth in the first proviso to Section 10.01 or in Section 10.4.

                 9.09 Closing Deliveries. The Sellers shall have received at or prior to the Closing such documents, instruments or certificates as the Sellers may reasonably request including, without limitation:

                          (a)     such certificates of the Buyer's officers and
such other documents evidencing satisfaction of the conditions specified in this Section 9 as the Sellers shall reasonably request;

                          (b)     a certificate of the Secretary of State of
the State of Delaware as to the legal existence and good standing (including tax) of the Buyer;

                          (c)     a certificate of the Secretary of the Buyer
attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 4.01;

                          (d)     payment of the Purchase Price payable at the
Closing as contemplated by Section 1.02(a), and as adjusted under section 1.03 hereof);

                          (e)     the Development Contingent Payment Agreement,
as contemplated by Section 1.02(b); and

                          (f)     a cross receipt executed by the Buyer and
the Sellers.

         10.     Indemnification

                 10.01 By the Sellers. If the Closing occurs, the Sellers, jointly and severally, hereby indemnify and hold harmless the Buyer and the Company from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following, not waived by the Buyer

                          (a)any misrepresentation or breach of any
representation or warranty made by the Sellers or the Company in this Agreement (a "Breach of Warranty"):;

                          (b)any breach of any covenant, agreement or
obligation of the Sellers or the Company contained in this Agreement (provided, that Sellers shall have no liability for failure of conditions under Section 8, unless such failure otherwise constitutes a breach of such covenant, agreement or obligation), provided, however, that the Sellers shall be obligated to indemnify and hold harmless the Buyer and the Company from Breaches of Warranty only to the extent, if any, that the liability of Buyer and/or the Company for claims arising from one or more Breaches of Warranty, (including breach of any covenant, agreement or obligation which also constitutes a Breach of Warranty), other than representations made with actual knowledge of their falsity, exceeds One Hundred Thousand Dollars ($100,000) in the aggregate, and provided, further, that in no event shall any Seller have any responsibility under this
Section 10 for any alleged nondisclosure of information actually provided to Buyer by the Sellers or the Company, or as to which the Buyer has actual knowledge, nor for any alleged breach of any covenant, agreement or obligation, information as to which has actually been provided to Buyer by the Sellers or the Company, or as to which the Buyer has actual knowledge, nor shall the responsibility of any Seller under this Section 10 exceed in the aggregate the aggregate cash payments received by such Seller pursuant to Section 1.02 of this Agreement.

                 10.02 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 10, the Buyer or the Company, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify the Sellers of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Sellers provided, however, that if suit shall have been instituted against the Indemnified Party and the Sellers shall not have undertaken to defend or compromise such suit within fifteen (15) days after notification thereof as provided in Subsection
10.03 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Sellers as provided in
Section 10.03.

                 10.03 Defense by the Sellers. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Sellers, at the sole cost and expense of the Sellers, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Sellers acknowledge to the Indemnified Party in writing the obligation of the Sellers to indemnify the Indemnified Party with respect to such claim. If the Sellers assume the defense of any such claim or legal proceeding, the Sellers shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Sellers shall take all steps necessary in the defense or settlement thereof. Hale and Dorr and Holland & Hart are acceptable counsel for these purposes. The Sellers shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Sellers do not assume the defense of any such claim or litigation resulting therefrom within fifteen (15) days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Sellers, on such terms as the Indemnified Party may deem appropriate, and (b) the Sellers shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Sellers or the Sellers thereafter seek to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Sellers shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                 10.04 Survival of Representations; Claims for Indemnification. All representations and warranties made by the Sellers and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party (a) indefinitely with respect to any representation and warranty concerning ownership of the Company Shares and the Teewinot Assets,
(b) for a period of thirty (30) days after the expiration of all applicable statutes of limitation with respect to the representations in Section 3.13, and
(c) with respect to all other matters for a period ending on March 31, 1998. All such representations and warranties shall expire as provided, except for claims, if any, asserted in writing prior to the indicated expiration date identified as a claim for indemnification pursuant to this Section 10.

         10A     Oil Pit Potential Remediation.  In the event the Company
determines it may be obligated to remediate pollution for material in the so-called oil pit and floor drains in the Company's maintenance shed, the Sellers will reimburse the Company for its actual costs for such remediation up to a maximum amount of $50,000 provided (a) the Company will provide the Sellers with information currently as to any proposed remediation and will consult with Sellers as to an appropriate remediation plan, and (b) the Sellers shall direct and control the implementation of the remediation.

         11.     Termination of Agreement; Option to Proceed; Damages

                 11.01 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Mountain Time, on April 30, 1997, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Sellers.

                 11.02 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Sellers or the Company under this Agreement, and the Sellers shall have no further obligation or liability to the Buyer under this Agreement, other than, in each case, pursuant to Section 20.

                 11.03 Termination by Reason of Breach. This Agreement may be terminated by the Sellers, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Sellers or the Company or the failure of the Sellers or the Company to perform any condition or obligation hereunder (such a breach by the Sellers or the Company shall be referred to herein as a "Pre-Closing Breach"). Damages payable by the Sellers and/or the Company for Pre-Closing Breach(es) shall not exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate. Damages payable by the Buyer for Pre-Closing Breach(es) shall not exceed the amount of $150,000 (or $250,000 as the case may be) plus interest, if any, as contemplated by Section 15(c).

                 11.04    Option to Proceed.

                          (a)     Notwithstanding a Pre-Closing Breach by the
Sellers, the Company or the inability of the Sellers to give title, make conveyance or deliver possession of any of the Property, or to satisfy all of the terms and conditions precedent to Closing as set forth in this Agreement, all as herein stipulated, the Buyer may elect by written notice given to the Sellers at or prior to the Closing Date either to (i) terminate this Agreement, or (ii) extend the scheduled Closing Date by 30 days, during which period the Sellers shall use their best efforts to remove all encumbrances, if any, not permitted by the terms of this Agreement, and shall use reasonable efforts to remove all other defects in title, and to deliver possession and good, clear and marketable title to the Property and to satisfy all other conditions to closing as provided herein, and to make the assets of the Company conform to the provisions herein, as the case may be. If the Sellers are unable, upon expiration of such 30-day period, to remove all such encumbrances and defects and to satisfy all such conditions to Closing, the Buyer may elect, by written notice given to the Sellers, to (i) terminate this Agreement, or (ii) waive such encumbrances and defects and take title to the Property.

                 11.05 Availability of Remedies. In the event this Agreement is terminated by the Buyer or the Sellers, pursuant to the provisions of this Section 11, the exclusive remedies of the parties hereto shall be for the damages described in Section 11.03 determined in accordance with Section 12.

         12.     Dispute Resolution

                 12.01 General. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, including, without limitation, the occurrence of a Pre-Closing Breach, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 12.

                 12.02 Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 12.03 hereof.

                 12.03    Arbitration.

                          (a)     Either the Buyer or the Sellers may submit
any matter referred to in Subsection 12.02 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Sellers shall designate in writing one arbitrator mutually agreeable to the Buyer and the Sellers to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

                          (b)     Within 15 days after the designation of the
arbitrator, the arbitrator, the Buyer and the Sellers shall meet, at which time the Buyer and the Sellers shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                          (c)     The arbitrator shall set a date for a
hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Sellers. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                          (d)     The arbitrator shall use his best efforts to
rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto and the Escrow Agent.

                          (e)     The arbitrator may award to the prevailing
party in any arbitration an amount representing all or a portion of reasonable attorneys' fees incurred in connection with the arbitration, the fees of the arbitrator and the costs and expenses of the arbitration.

                          (f)     Any arbitration pursuant to this Subsection
12.03 shall be conducted in Jackson, Wyoming. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Wyoming and the United States District Court for Wyoming for purposes of the enforcement of any arbitration award.

         13.     Brokers

                 13.01 For the Sellers and the Company. The Sellers agree to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on their behalf or on behalf of the Company to bring about the negotiation of this Agreement. Each of the Sellers and the Company represent and warrant that except as set forth on Schedule 13.01, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Sellers jointly and severally agree to indemnify and hold harmless the Buyer and the Company against any claims or liabilities asserted against either of them by any person acting or claiming to act as a broker or finder on behalf of the Sellers or the Company.

                 13.02 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf or on behalf of BCI to bring about the negotiation of this Agreement. The Buyer represents and warrants that except as set forth on Schedule 13.02, no person, firm or corporation has acted in the capacity of broker or finder on its behalf or on behalf of BCI to bring about the negotiation of this

Agreement. The Buyer agrees to indemnify and hold harmless the Sellers against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer or BCI.

         13A.    Lift Financing.

                 Buyer hereby agrees that it shall assume the responsibilities of BCI under the terms of the letter agreement attached as Exhibit G and the parties hereto agree to comply with such terms. In the event that the Closing fails to take place, paragraph (vi) of such letter agreement will be deemed modified such that the Company shall repay to the Buyer amounts advanced by the Buyer to GARAVENTA CTEC within 90 days after (a) the earlier of (i) the date of notice of termination of this Agreement given by the Buyer or the Sellers and
(ii) the date of termination set forth in Section 11.01 (as it may be amended) or (b) such other date agreed to by the Buyer and the Sellers, together with interest at the rate of 8.75% per annum from such date and, if not paid within 90 days after such date, at the rate of 11% per annum thereafter.

         14.     Notices

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by Federal Express or other reputable and nationally known overnight delivery service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                 To the Buyer              George N. Gillett, Jr.
                                           Chairman
                                           Booth Creek Ski Holdings, Inc.
                                           1000 South Frontage Road
                                           Vail, CO  81657

                 With a copy to:           Bruce A. Toth, Esq.
                                           Winston & Strawn
                                           35 West Wacker Drive
                                           Chicago, IL  60601

                 and to:                   J.F. DePree, Jr.
                                           580 North Western Avenue
                                           Suite 200
                                           Lake Forest, IL  60045

                 To the Sellers:           Moritz O. Bergmeyer
                                           Mail Boxes, Etc.
                                           Box 30513
                                           970 West Broadway, Suite E
                                           Jackson, WY 83001

                                           Carol Mann Bergmeyer
                                           Mail Boxes, Etc.
                                           Box 30117
                                           970 West Broadway, Suite E
                                           Jackson, WY 83001

                 With a copy to:           S. Donald Gonson, Esq.
                                           Hale and Dorr
                                           60 State Street
                                           Boston, MA  02109

                 To Escrow Agent:          Bank of Jackson Hole
                                           Box 7000
                                           990 West Broadway
                                           Jackson, WY 83001
                                           Attn:  Jeff Fueschsel, President

                 With a copy to:           S. Donald Gonson, Esq.
                                           Hale and Dorr
                                           60 State Street
                                           Boston, MA  02109

                 and to:                   Bruce A. Toth, Esq.
                                           Winston & Strawn
                                           35 West Wacker Drive
                                           Chicago, IL  60601

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

         15.     Deposit.

                 (a) Buyer has delivered to Sellers the sum of Four Hundred Thousand Dollars ($400,000) (together with interest earned thereon, if any, the "Deposit"). The Deposit. together with the $200,000 delivered to the Sellers on the date hereof, shall be (a) applied against the Purchase Price at the Closing or (b) returned to Buyer if the Closing fails to occur because of the failure of Sellers to perform their obligations under this Agreement (including the failure to satisfy one or more of the conditions to performance by Buyer) or (c) to the extent of One

Hundred Fifty Thousand Dollars ($150,000) (Two Hundred Fifty Thousand Dollars ($250,000) if the Agreement is not terminated on or before March 31, 1997) plus the proportion of interest earned thereon, if any, forfeited to Sellers, and the balance of the Deposit together with the $200,000 delivered to the Sellers on the date hereof, returned to Buyer, if the Closing fails to occur for any reason other than such failure of the Sellers to perform.

                 (b) As of the date hereof, the Sellers have made the Deposit available to the Company as working capital. To the extent that the Deposit is in the possession of the Company at the Closing, the Buyer will cause the Company to pay the Deposit to the Sellers at the Closing.

         16.     Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Sellers and the Company on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to an Affiliate of BCI or George N. Gillett, Jr. An "Affiliate" is an entity at least 51% of the ownership interests of which are owned directly or indirectly, by the Buyer, BCI or George N. Gillett, Jr. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, BCI, the Sellers or the Company from any obligation or liability under this Agreement.

         17.     Entire Agreement; Amendments; Attachments

                          (a)     This Agreement, all Schedules and Exhibits
hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Sellers may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and by CMB and MOB.

                          (b)     If the provisions of any Schedule or Exhibit
to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

                          (c)     Future looking statements and future looking
information provided by the Sellers or the Company are based on assumptions which are currently believed to be reasonable. These statements and information do not constitute representations as to future operations, results or events, or as to the assumptions on which such statements and information are based. Variations could be material and adverse.

         18.     Severability

         Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         19.     Knowledge of the Parties

         Knowledge of a party means actual knowledge after reasonable inquiry but without necessity of investigation with respect thereto.

         20.     Expenses

         Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it, and the Sellers will pay (i) all fees and expenses of the Sellers incurred in connection with the transactions contemplated hereby, and (ii) all fees and expenses of the Company incurred in connection with the transactions contemplated hereby, other than those fees and expenses incurred in the ordinary course of business or in connection with actions taken at the request of the Buyer.

         21.     Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

         22.     Section Headings

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         23.     Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         24.     Further Assurances

         Subsequent to the Closing, the parties shall take all actions and provide all further instruments and documents reasonably requested of them to evidence and effectuate the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                        BUYER:

                                        Booth Creek Ski Holdings, Inc.



                                        By: /s/ JEFFREY J. JOYCE
                                           ---------------------------
                                        Title:  VICE PRESIDENT
                                              ------------------------


                                        COMPANY:

                                        Grand Targhee, Inc.


                                        By: /s/ CAROL MANN BERGMEYER
                                           ---------------------------
                                        Title: President
                                              ------------------------


                                        SELLERS:


                                         /s/ CAROL MANN BERGMEYER
                                        ------------------------------
                                        CAROL MANN BERGMEYER

                                         /s/ MORITZ O. BERGMEYER
                                        ------------------------------
                                        MORITZ O. BERGMEYER